Exhibit 99.1

Duluth Holdings Inc. Announces Election of Ronald Robinson to its Board of Directors

Mount Horeb, WI – May 25, 2023 – Duluth Holdings Inc. (d/b/a “Duluth Trading Company”) (“Company” or “Duluth Trading”) (NASDAQ: DLTH), a lifestyle brand of men’s and women’s workwear, outdoor wear and accessories, today announced the election of Mr. Ronald Robinson to its Board of Directors effective May 25, 2023.

Stephen L. Schlecht, Chairman of Duluth Holdings Inc., said, “I am pleased to welcome Ronnie Robinson to the Board of Directors. Ronnie’s significant retail, sourcing, supply chain, and manufacturing experience complements our Board of Directors, and we look forward to his valuable business perspectives. I am confident Ronnie’s leadership acumen and practical experience will add strategic value in support of our near and long-range growth initiatives.”

Ronald Robinson is a seasoned executive with more than 30 years of operational leadership in retail. Ronald currently serves as the Chief Supply Chain Officer of Designer Brands, Inc., one of North America’s largest designers, producers, and retailers of footwear and accessories. Prior to that, he was the owner of R Squared Consulting, LLC, a consultant for apparel, footwear, and accessories businesses. Ronald also previously served as the Chief Sourcing Officer of J. Crew Group. Prior to that, Ronald held a variety of positions at Ascena retail group (formerly Tween Brands, Inc.), including as Executive Vice President Supply Chain, Senior Vice President Production Services, and Vice President Sourcing & Tech Design. Mr. Robinson holds a B.Sc. in Applied Chemistry (Colour Science and Technology) from Heriot-Watt University, Scottish College of Textiles and a M.B.A. from Massachusetts Institute of Technology.

Sam Sato, President and CEO, commented, “I am excited about welcoming Ronnie to the Board. His diverse senior leadership experience in retail, sourcing, supply chain, and manufacturing will provide unique perspectives and value-added insights contributing to our Board conversations as we execute our growth strategy.”

Mr. Robinson said, “I am honored to join the Duluth Board, and I look forward to lending my voice and experience to both the Board and the dedicated management team as they pursue the many growth opportunities for the Duluth Trading lifestyle platform.”

About Duluth Trading

Duluth Trading is a lifestyle brand for the Modern, Self-Reliant American. Based in Mount Horeb, Wisconsin, we offer high quality, solution-based workwear, outdoor wear and accessories for men and women who lead a hands-on lifestyle and who value a job well-done. We provide our customers an engaging and entertaining experience. Our marketing incorporates humor and storytelling that conveys the uniqueness of our products in a distinctive, fun way, and are available through our content-rich website, catalogs, and “store like no other” retail locations. We are committed to outstanding customer service backed by our “No Bull Guarantee”—if it’s not right, we’ll fix it. Visit our website at http://www.duluthtrading.com.

Investor Contacts:

ICR, Inc.

(646) 277-1200

DuluthIR@icrinc.com